CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form N-1A (File Nos. 33-87298 and 811-8902) of our report dated December 12, 1997, on our audits of the financial statements and financial highlights of the 1838 International Equity Fund, the 1838 Small Cap Equity Fund, and the 1838 Fixed Income Fund, each a series of the 1838 Investment Advisors Funds, which report is included in the Annual Report to Shareholders for the year or period ended October 31, 1997 and which is incorporated by reference in the Statement of Additional Information on Form N-1A. We also consent to the reference to our Firm under the heading "Financial Statements" in the Statement of Additional Information.



COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania

February 25, 1998


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